Exhibit 10.2

GENERAL MILLS, INC.

2017 STOCK COMPENSATION PLAN

1.	PURPOSE OF THE PLAN

The purpose of the General Mills, Inc. 2017 Stock Compensation Plan (as may be amended from time to time, the “Plan”) is to attract and retain qualified individuals by rewarding employees and non-employee directors of General Mills, Inc., its subsidiaries and affiliates (defined as entities in which General Mills, Inc. has a significant equity or other interest, collectively, the “Company”) and to align the interests of employees and non-employee directors with those of the shareholders of the Company by providing that a portion of compensation will be linked directly to increases in shareholder value. The Company shall include any successors to General Mills, Inc. or any future parent corporations or similar entities.

2.	EFFECTIVE DATE AND DURATION OF PLAN

This Plan shall become effective as of September 26, 2017, subject to the approval of the shareholders of the Company at the Annual Meeting of Shareholders on that date (the “Effective Date”). Awards may be made under the Plan until September 30, 2027 or such earlier date as determined by the Board of Directors of General Mills, Inc. (the “Board”) or the Compensation Committee of the Board (the “Committee”). As of the Effective Date, no further Awards shall be granted under the General Mills, Inc. 2011 Stock Compensation Plan or the 2016 Compensation Plan for Non-Employee Directors.

3.	ELIGIBLE PERSONS

Employees of the Company shall be eligible to become “Employee Participants” under the Plan, and non-employee directors of the Board shall be eligible to become “Non-Employee Director Participants” under the Plan. The term “Participant(s)” shall mean both Employee Participants and Non-Employee Director Participants. The Committee shall exercise the discretionary authority to determine from time to time the employees of the Company who are eligible to participate in this Plan. Individuals who are not classified by the Company as employees on its corporate books, records and systems are not eligible to become Employee Participants even if any such individual is later reclassified (by the Company, any court, any government agency or otherwise) as an employee of the Company as of any date in particular.

4.	AWARD TYPES

Employee Participants shall be eligible to receive grants of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units and Performance Units. Non-Employee Director Participants shall be eligible to receive grants of Restricted Stock and Restricted Stock Units, and, for Non-Employee Director Participants who elect to receive Common Stock in lieu of cash for their cash retainer, Unrestricted Stock.

(a)	Stock Options. The Committee may award Employee Participants stock options (“Stock Options”) to purchase a fixed number of shares of common stock ($.10 par value) of the Company (“Common Stock”). The grant of a Stock Option entitles the Employee Participant to purchase shares of Common Stock at an “Exercise Price” established by the Committee which, unless the Stock Option is granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other transaction involving the Company (in which case the assumption or substitution shall be accomplished in a manner that permits the Award to be exempt from Code Section 409A), shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, and may exceed the Fair Market Value on the grant date, at the Committee’s discretion. “Fair Market Value” shall equal the closing price on the New York Stock Exchange of the Company’s Common Stock on the applicable date.

(b)	Stock Appreciation Rights. The Committee may award Employee Participants stock appreciation rights (“Stock Appreciation Rights”). A Stock Appreciation Right is a right to receive, upon exercise of that right, an amount, which may be paid in cash, shares of Common Stock, or a combination thereof in the complete discretion of the Committee, equal to or less than the difference between the Fair Market Value of one share of Common Stock as of the date of exercise and the Fair Market Value of one share of Common Stock on the date of grant, unless the Stock Appreciation Right was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition, or other transaction involving the Company (in which case the assumption or substitution shall be accomplished in a manner that permits the Award to be exempt from Section 409A (as defined below)).

(c)	Restricted Stock and Restricted Stock Units. The Committee may grant Employee Participants and Non-Employee Director Participants, subject to certain restrictions, shares of Common Stock (“Restricted Stock”) or the right to receive shares of Common Stock or cash (“Restricted Stock Units”).

(d)	Performance Share Units and Performance Units. The Committee may grant to Employee Participants a right to receive either the value of a number of shares of Common Stock (“Performance Share Units”) or a monetary amount, which could be settled in such shares or in cash or a combination thereof (“Performance Units”), determined based on the extent to which applicable performance goals are achieved.

(e)	Common Stock. Only available to Non-Employee Director Participants who affirmatively elect to receive all or a specified percentage of any cash retainer or fees received in shares of Common Stock (“Unrestricted Stock”), which, if elected, will be issued within 10 Business Days after the end of each of the Company’s fiscal quarters. The aggregate grant date Fair Market Value of any Unrestricted Stock issued pursuant to this Section 4(e) is intended to be equivalent to the value of the foregone cash fees. A “Business Day” shall mean a day on which the New York Stock Exchange is open for trading.

Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units, and Performance Units are sometimes referred to herein as “Awards”. To the extent any Award is subject to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the terms and administration of such Award shall comply therewith and IRS guidance thereunder. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts.

5.	COMMON STOCK SUBJECT TO THE PLAN

(a)	Maximum Shares Available for Delivery. Subject to Section 5(d), the maximum number of shares of Common Stock available for Awards to Employee Participants and Non-Employee Director Participants under the Plan shall be 35,000,000, provided that this number will be increased by any shares of Common Stock that become available as a result of performance goals not being achieved for any Performance Share Units or Performance Units issued under the General Mills, Inc. 2011 Stock Compensation Plan. Stock Options and Stock Appreciation Rights awarded shall reduce the number of shares available for Awards by one share for every one share granted. Awards of Restricted Stock, Restricted Stock Units, Performance Share Units, Performance Units, and Unrestricted Stock settled in shares of Common Stock shall reduce the number of shares available for Awards by one share for every one share delivered, up to 33 percent of the total number of shares available; beyond that, Restricted Stock, Restricted Stock Units, Performance Share Units, Performance Units, and Unrestricted Stock settled in shares of Common Stock shall reduce the number of shares available for Awards by 6 shares for every one share delivered. Any Awards settled only in cash shall not reduce the number of shares available for Awards.

In addition, any Common Stock covered by a Stock Option or Stock Appreciation Right granted under the Plan which is forfeited, or which expires or otherwise terminates without being exercised, shall be deemed not to be granted for purposes of determining the maximum number of shares of Common Stock available for Awards under the Plan. In the event a Stock Option or Stock Appreciation Right is settled for cash, the number of shares deducted against the maximum number of shares provided in Section 5(a) shall be restored and again be available for Awards. However, if (i) any Stock Option or Stock Appreciation Right is exercised through the delivery of Common Stock in satisfaction of the Exercise Price, (ii) withholding tax requirements arising upon exercise of any Stock Option or Stock Appreciation Right are satisfied through the withholding of Common Stock otherwise deliverable in connection with such exercise, or (iii) any shares of Common Stock are repurchased with proceeds received from the exercise of a Stock Option issued under this Plan or any prior plans, the full number of shares of Common Stock underlying any such Stock Option or Stock Appreciation Right, or portion thereof being so issued shall count against the maximum number of shares available for grants under the Plan and not be available for reissuance under the Plan. Additionally, if withholding tax requirements are satisfied through the withholding of Common Stock otherwise deliverable in connection with the vesting of any Restricted Stock, Restricted Stock Unit, Performance Share Unit, or Performance Unit any shares so withheld shall count against the maximum number of shares available for grants under the Plan and not be available for reissuance under the Plan.

Upon forfeiture, termination, or expiration of any Awards prior to the vesting or earning/settlement date, the shares of Common Stock subject thereto shall again be available for Awards under the Plan and added back to the maximum number of shares of Common Stock available for Awards under the Plan in the same multiple as they were awarded pursuant to the first paragraph of this Section 5(a).

(b)	Individual Limits for Employee Participants. The number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights or shares of Common Stock available for Restricted Stock, Restricted Stock Units, Performance Share Units and stock-denominated Performance Units granted under the Plan to any single Employee Participant shall not exceed, in the aggregate, 2,000,000 shares and/or units per fiscal year. The maximum dollar value of cash-denominated Performance Units payable to any single Employee Participant shall be $20,000,000 per fiscal year. These per-Employee Participant limits shall be construed and applied consistently with Code section 162(m) (“Section 162(m)”) and the regulations thereunder.

(c)	Individual Limits for Non-Employee Director Participants. The aggregate fair market value of all compensation granted for Board service rendered during any Board Year to any Non-Employee Director Participant under the Plan and any other compensatory plan or arrangement of the Company shall not exceed $800,000 during any Board Year; provided, however, that compensation paid to any Non-Employee Director Participant designated as chair of the Board shall not be subject to the foregoing limitation, but instead is subject to the limits set forth in Section 5(b). For purposes of calculating the value of non-cash compensation paid to a Non-Employee Director Participant, all stock-based awards shall be valued at the grant date fair value as determined by the Company for financial statement purposes and all other non-cash compensation shall be valued at fair market value as reasonably determined by the Committee. A “Board Year” shall mean the time period beginning the day of each annual shareholders’ meeting and ending the day before the succeeding annual shareholders’ meeting.

(d)	Adjustments for Corporate Transactions. If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding Awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding Awards; (iii) the number of shares credited to an account; (iv) the individual limits imposed under the Plan; (v) the performance conditions applicable to outstanding Awards; and, if applicable; (vi) the Exercise Price of outstanding Options and Stock Appreciation Rights provided that the number of shares of Common Stock subject to any Stock Option or Stock Appreciation Right denominated in Common Stock shall always be a whole number. Any shares of Common Stock underlying Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a corporate transaction involving the Company shall not, unless required by law or regulation, count against the reserve of available shares of Common Stock under the Plan. For purposes of this paragraph a corporate transaction includes, but is not limited to, any dividend (other than a cash dividend that is not an extraordinary cash dividend) or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, acquisition, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. Notwithstanding anything in this paragraph to the contrary, an adjustment to a Stock Option or Stock Appreciation Right under this paragraph shall be made in a manner that will not result in the grant of a new Stock Option or Stock Appreciation Right under Section 409A or cause the Stock Option or Stock Appreciation Right to fail to be exempt from Section 409A.

(e)	Limits on Distribution. Distribution of shares of Common Stock or other amounts under the Plan shall be subject to the following:

(i)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(ii)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(f)	Other Restrictions. The Committee may also determine whether any shares issued upon exercise of a Stock Option or Stock Appreciation Right, or attainment of any performance goal, shall be restricted in any manner.

6.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS TERMS AND TYPE

(a)	General. Stock Options granted under the Plan shall be non-qualified Stock Options governed by Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). The term of any Stock Option and Stock Appreciation Right granted under the Plan shall be determined by the Committee, provided that said term shall not exceed 10 years and one month.

(b)	No Reload Rights. Neither Stock Options nor Stock Appreciation Rights granted under this Plan shall contain any provision entitling the optionee or right-holder to the automatic grant of additional options or rights in connection with any exercise of the original option or right.

(c)	No Repricing. Subject to Section 5(d) and absent shareholder approval, the Exercise Price of an outstanding Stock Option may not be decreased after the grant date; the value of Common Stock used to determine the amount paid upon the exercise of a Stock Appreciation Right (i.e., the equivalent of an option’s exercise price) may not be decreased after the date of grant; no outstanding Stock Options or Stock Appreciation Rights may be surrendered to the Company as consideration or otherwise for the grant of a new Award with a lower exercise price; the Company cannot purchase, replace, or exchange for another Award any Stock Option or Stock Appreciation Right that has an Exercise Price or Common Stock value (i.e. the equivalent of an option’s exercise price) greater than the current market price of the underlying Common Stock with cash or any other consideration; and no other modifications to any outstanding Stock Options or Stock Appreciation Rights may be made that would be treated as a “repricing” under the then applicable rules or listing requirements adopted by the New York Stock Exchange.

(d)	Dividends and Dividend Equivalents. No dividends or dividend equivalents shall be paid or accrued on any Stock Options or Stock Appreciation Rights granted under this Plan.

7.	GRANT, EXERCISE AND VESTING OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a)	Grant. Subject to the limits otherwise imposed by the terms of this Plan, the Committee has discretionary authority to determine the size of a Stock Option or Stock Appreciation Right Award, which may be tied to meeting performance-based requirements.

(b)	Exercise. Except as provided in Section 11 (Change of Control), each Stock Option or Stock Appreciation Right may be exercised only in accordance with the terms and conditions of the Stock Option or Stock Appreciation Right grant agreement and during the periods as may be established by the Committee.

(c)	Vesting. Stock Options and Stock Appreciation Rights shall not be exercisable unless vested. Subject to Section 11 Stock Options and Stock Appreciation Rights shall be fully vested only after at least three years of the Employee Participant’s continued service with the Company following the date of the grant. No portion of any Stock Option or Stock Appreciation Right shall have a vesting period that is less than one year from the date of the grant. Notwithstanding any other provision of this Plan to the contrary, the Committee may in its discretion award up to five percent of the shares authorized under this Plan with vesting or restricted periods less than three years for Employee Participants and less than one year for Non-Employee Director Participants, subject to the limits of Sections 5(b) and 5(c). For the avoidance of doubt, the prior sentence shall not be construed to limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, including, but not limited to, in cases of death, disability, retirement or a Change of Control.

(d)	Payment of Exercise Price. The Exercise Price for Stock Options shall be paid to the Company at the time of such exercise, subject to any applicable rule adopted by the Committee:

(i)	in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii)	through the tender of shares of Common Stock owned by the Employee Participant (by either actual delivery or attestation) or the withholding of shares of Common Stock by the Company;

(iii)	by a combination of (i) and (ii) above; or

(iv)	by authorizing a third party broker to sell a sufficient number of shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company such sales proceeds to pay the entire Exercise Price and any tax withholding resulting from the exercise.

For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.

8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock and Restricted Stock Units may be awarded on either a discretionary or performance-based method to Employee Participants, and on an annual basis to Non-Employee Director Participants. Each Participant who is awarded Restricted Stock Units that are settled in shares of Common Stock shall be eligible to receive, at the expiration of the applicable restricted period (or such later time as provided herein), one share of Common Stock for each Restricted Stock Unit awarded, and the Company shall issue to each such Participant that number of shares of Common Stock. Each Participant who is awarded Restricted Stock Units that are settled in cash shall receive an amount equal to the Fair Market Value of a share of Common Stock on the date the applicable restricted period ends, multiplied by the number of Restricted Stock Units awarded. No portion of any Restricted Stock or Restricted Stock Unit shall have a vesting period that is less than one year from the date of grant.

(a)	Discretionary Awards for Employee Participants. With respect to discretionary Awards of Restricted Stock and Restricted Stock Units, the Committee shall:

(i)	Select Employee Participants to whom Awards will be made;

(ii)	Subject to the otherwise applicable Plan limits, determine the number of shares of Restricted Stock or the number of Restricted Stock Units to be awarded to an Employee Participant;

(iii)	Determine the length of the restricted period, which, for full vesting shall be no less than three years, provided no portion of any Restricted Stock or Restricted Stock Units shall have a restricted period that is less than one year from the date of the grant;

(iv)	Determine the purchase price, if any, to be paid by the Employee Participant for Restricted Stock or Restricted Stock Units;

(v)	Determine whether Restricted Stock Unit Awards will be settled in shares of Common Stock, cash or a combination thereof; and

(vi)	Determine any restrictions other than those set forth in this Section.

(b)	Performance-Based for Employee Participants. With respect to Awards of performance-based Restricted Stock and Restricted Stock Units, the intent is to grant such Awards so as to satisfy the requirements for “qualified performance-based compensation” under Section 162(m). Performance-based Awards are subject to the following:

(i)	The Committee has exclusive authority to determine which Employee Participants may be awarded performance-based Restricted Stock and Restricted Stock Units and whether any Restricted Stock Unit Awards will be settled in shares of Common Stock, cash, or a combination thereof.

(ii)	In order for any Employee Participant to be awarded Restricted Stock or Restricted Stock Units for a Performance Period (defined below), the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes (“Net Earnings”) of the Company for such Performance Period must be greater than zero.

(iii)	At the end of the Performance Period, if the Committee determines that the requirement of Section 8(b)(ii) has been met, each Employee Participant eligible for a performance-based Restricted Stock or Restricted Stock Unit Award shall be deemed to have earned an amount equal in value to the Maximum Amount (as defined below), or such lesser amount as the Committee shall determine in its discretion to be appropriate. The Committee may base this determination on performance-based criteria and in no case shall this have the effect of increasing an Award payable to any other Employee Participant. For purposes of computing the value of any such Awards, each Restricted Stock or Restricted Stock Unit shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date the Award is granted.

(iv)	The total value and/or number of shares or units of the performance-based Restricted Stock or Restricted Stock Unit Award granted to any Employee Participant for any one Performance Period shall not exceed the lesser of 0.5 percent of the Company’s Net Earnings for that Performance Period, or the individual grant limits set forth in Section 5(b) hereof (the “Maximum Amount”).

(v)	The Committee shall determine the length of the restricted period which, other than as expressly allowed under the Plan, shall be no less than three years.

(vi)	“Performance Period” means a fiscal year of the Company, or such other period as the Committee may from time to time establish, which in no case shall be less than one year.

(c)	Annual Awards for Non-Employee Director Participants. On the effective date of the Plan (or, if a Non-Employee Director Participant is first elected after the effective date of the Plan, then on the date the Non-Employee Director Participant first attends a Board meeting) and at the close of business on each successive annual shareholders’ meeting, each Non-Employee Director Participant who is re-elected to the Board shall be awarded Restricted Stock or Restricted Stock Units in an amount determined from time to time by the Board or its delegate. The restricted period for any such awards granted under this Section 8(c) shall be no less than one year.

(d)	Dividends, Dividend Equivalents and Voting. Subject to the restrictions set forth in this Section, each Participant who receives Restricted Stock shall have certain rights as a shareholder with respect to such shares, as set forth in the applicable Award Agreement. Participants who receive Restricted Stock Units shall have no rights as shareholders with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participants (if applicable). At the discretion of the Committee, Restricted Stock and Restricted Stock Units may be credited with amounts equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock. Notwithstanding the previous sentence, any dividends, dividend equivalents or other distributions so credited shall be distributed (in either cash or shares of Common Stock, with or without interest or other earnings, as provided in the Award Agreement at the discretion of the Committee) to the Participant only if, when, and to the extent the conditions imposed on the attendant Restricted Stock and Restricted Stock Units are satisfied, and in an amount equal to the sum of all quarterly dividends and other distributions paid by the Company during the applicable restricted period on the equivalent number of shares of Common Stock which become unrestricted. Such dividends, dividend equivalents or other distributions shall be payable at the same time as the attendant Restricted Stock and Restricted Stock Units to which they relate vest, as provided under the applicable terms of the Plan and Award Agreement(s). Dividends, dividend equivalents, and other distributions that are not so vested shall be forfeited.

Notwithstanding any other provision of this Plan to the contrary, the Committee may in its discretion award up to five percent of the shares authorized under this Plan with vesting or restricted periods less than three years for Employee Participants and less than one year for Non-Employee Director Participants, subject to the limits of Sections 5(b) and 5(c). For the avoidance of doubt, the prior sentence shall not be construed to limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, including, but not limited to, in cases of death, disability, retirement or a Change of Control.

The Committee may in its discretion permit a Participant to defer receipt of any Common Stock or cash issuable upon the lapse of any restriction of Restricted Stock Units, subject to such rules and procedures as it may establish. In particular, the Committee shall establish rules relating to such deferrals intended to comply with the requirements of Code section 409A, including without limitation, the time when a deferral election can be made, the period of the deferral, and the events that would result in payment of the deferred amount.

9.	PERFORMANCE SHARE UNITS AND PERFORMANCE UNITS

(a)	Grant. The Committee may grant performance awards to Employee Participants which may be denominated in shares of Common Stock (“Performance Share Units”) or notionally represented by a monetary value, and which may be settled in shares of Common Stock, paid in cash, or a combination thereof (“Performance Units”).

(b)	Performance Goal. In order for any Employee Participant to be granted Performance Share Units or Performance Units for a Performance Period, the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes (“Net Earnings”) of the Company for such Performance Period must be greater than zero.

(c)	Grant Size. At the end of the Performance Period, if the Committee determines that the requirement of Section 9(b) has been met, each Employee Participant eligible for Performance Share Units or Performance Units shall be deemed to be granted an Award equal in value to the Maximum Amount, or such lesser amount as the Committee determines in its discretion to be appropriate. The Committee may base this determination on additional performance-based criteria and in no case shall this have the effect of increasing an Award payable to any other Employee Participant. For purposes of computing the grant value of any such Awards, each Performance Share Unit or Performance Unit denominated in shares of Common Stock (whether or not share settled) shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date such Award is granted.

(d)	Additional Performance Conditions and Vesting. Awards granted under this Section 9 shall be subject to such other terms and conditions as the Committee, in its discretion, imposes in the relevant Award Agreement. These conditions may include service and/or performance requirements and goals over periods of one or more years that could result in the future forfeiture of all or part of the Awards granted under this Section 9 in the event of the Employee’s termination with the Company prior to the expiration of any service conditions, and/or said performance criteria or other conditions are not met in whole or in part within the designated period of time. This designated period of time shall be referred to as the “Additional Performance Period”. Except as provided in Sections 11(b) and (c), Awards granted under this Section 9 shall not be paid other than on the date specified in the relevant Award Agreement after the end of the Additional Performance Period. No portion of any Performance Share Units or Performance Units shall have a vesting period that is less than one year from the date of the grant. Notwithstanding any other provision of this Plan to the contrary, the Committee may in its discretion award up to five percent of the shares authorized under this Plan with vesting or restricted periods less than three years for Employee Participants and less than one year for Non-Employee Director Participants, subject to the limits of Sections 5(b) and 5(c). For the avoidance of doubt, the prior sentence shall not be construed to limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, including, but not limited to, in cases of death, disability, retirement or a Change of Control.

(e)	Maximum Amount. The total value of Awards granted to any Employee Participant for any one Performance Period shall not exceed the Maximum Amount.

(f)	Dividend Equivalents and Voting. At the discretion of the Committee, Performance Share Units may be credited with amounts equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock. Notwithstanding the previous sentence, any dividend equivalents or other distributions so credited shall be distributed (in either cash or shares of Common Stock, with or without interest or other earnings, as provided in the Award Agreement at the discretion of the Committee) to the Participant only if, when, and to the extent the conditions imposed on the attendant Performance Share Units are satisfied, and in an amount equal to the sum of all quarterly dividends and other distributions paid by the Company during the relevant Performance Period and/or Additional Performance Period on the equivalent number of shares of Common Stock which become payable. Such dividend equivalents or other distributions shall be payable at the same time as the attendant Performance Share Units to which they relate, as provided under the applicable terms of the Plan and Award Agreement. Dividend equivalents and other distributions that are not so vested shall be forfeited. Dividend equivalents shall not be credited in respect to Performance Units. Participants who receive either Performance Share Units or Performance Units shall have no rights as shareholders and in particular shall have no voting rights.

(g)	Off-Cycle Grants. Subject to the limits of Section 5(b), the Committee may determine in its discretion to grant Employee Participants Performance Share Units or Performance Units outside of the requirements of Sections 9(b) and 9(c). For purposes of computing the grant value of any such Awards, each Performance Share Unit or Performance Unit denominated in shares of Common Stock (whether or not share settled) shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date such Award is granted.

The Committee may in its discretion permit Employee Participants to defer receipt of any Common Stock or cash issuable under a Performance Award subject to such rules and procedures as it may establish. In particular, the Committee shall establish rules relating to such deferrals intended to comply with the requirements of Code section 409A, including without limitation, the time when a deferral election can be made, the period of the deferral, and the events that would result in payment of the deferred amount.

10.	TAXES

The Company has the right to withhold amounts from Awards to satisfy required tax obligations as it deems appropriate. Whenever the Company issues Common Stock under the Plan, unless it decides to satisfy the withholding obligations through additional withholding on salary or other wages, it may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state, local or foreign tax withholding requirements prior to the delivery of such Common Stock, or the Company may in its discretion withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

11.	CHANGE OF CONTROL

(a)	Each of the following (i) through (iv) constitutes a “Change of Control”:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Exchange Act”)), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Exchange Act, as amended) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

(ii)	Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”); excluding however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Securities, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b)	Notwithstanding any other provision of this Plan to the contrary, if, within two years after a Change of Control an Employee Participant experiences an involuntary separation from service initiated by the Company for reasons other than “cause” (for this purpose cause shall have the same meaning as that term has in Section 4.2(b)(ii) of Plan B of the General Mills Separation Pay and Benefits Program for Officers), or a separation from service for “good reason” actually entitling the employee to certain separation benefits under Section 4.2(a)(ii) of Plan B of the General Mills Separation Pay and Benefits Program for Officers, the following applies unless otherwise provided in the applicable Award Agreement:

(i)	All of his or her then outstanding and unvested Stock Options and Stock Appreciation Rights shall fully vest immediately and remain exercisable for the one-year period beginning on the date of his or her separation from service or, if earlier, the end of the term of the Stock Option and Stock Appreciation Right.

(ii)	All shares of Restricted Stock and Restricted Stock Units shall fully vest and be settled immediately (subject to a proper deferral election made with respect to the Award).

(iii)	All Performance Awards shall fully vest immediately and shall be considered to be earned in full “at target” as if the applicable performance goals established for the Additional Performance Period have been achieved, and paid immediately (subject to a proper deferral election made with respect to the Award).

(iv)	If Awards are replaced pursuant to subsection (d) below, the protections and rights granted under this subsection (b) shall transfer and apply to such replacement awards.

Notwithstanding the above, any Restricted Stock Units or Performance Awards subject to Section 409A (not subject to a proper deferral election) shall be settled on the Employee Participant’s separation from service (within the meaning of Section 409A) or in the case of an Employee Participant who is a “specified employee” (within the meaning of Section 409A) on the first day of the seventh month following the month of the Employee Participant’s separation from service.

(c)	Notwithstanding any other provision of this Plan to the contrary, if a Change of Control occurs and a Non-Employee Director Participant, at the request of the Company or its shareholders, resigns or is otherwise replaced, removed or dismissed from the Board, then all awards held by the Non-Employee Director Participant shall fully and immediately vest, and for Options, shall be exercisable and, for Stock Units, shall be paid immediately if the Non-Employee Director Participant experiences a “separation from service” under Section 409A, pursuant to the terms of the Plan that are otherwise applicable.

(d)	Notwithstanding any other provision of this Plan to the contrary, if, in the event of a Change of Control, and to the extent outstanding Awards are not assumed by a successor corporation (or affiliate thereto) or other successor entity or person, or replaced with an award or grant that solely in the discretionary judgment of the Committee, which shall be reasonable, preserves the existing value of outstanding Awards at the time of the Change of Control, then the following shall occur unless otherwise provided in the applicable Award Agreement:

(i)	Subject to the other provisions of this subsection (c), All Stock Options and Stock Appreciation Rights shall vest and become exercisable immediately upon the Change of Control event.

(ii)	The restrictions on all shares of Restricted Stock shall lapse and Restricted Stock Units shall vest immediately.

(iii)	All Performance Awards shall fully vest immediately and shall be considered to be earned in full “at target” as if the applicable performance goals established for the Additional Performance Period have been achieved.

(iv)	To the extent Code Section 409A applies, if the Change of Control constitutes a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a) (2)(A)(v), Employee and Non-Employee Director Participants’ Restricted Stock Units and Performance Awards shall be settled and paid upon the Change of Control in accordance with the requirements of Code Section 409A.

(v)	If the Change of Control does not constitute a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Restricted Stock Units and Performance Awards that are not otherwise subject to Section 409A, and on which a deferral election was not made, shall be settled and paid upon the Change of Control. However, Performance Awards otherwise subject to Section 409A, or such Awards for which a proper deferral election was made, shall be settled in cash equal to either the Award’s Fair Market Value at the time of the Change of Control, or its monetary value provided for above in (iii), as applicable, plus interest at a rate of Prime plus 1% from the Change of Control to the date of payment, which shall be the time the original restriction period would have closed, the Performance Award would have been originally payable, or the date elected pursuant to the proper deferral election, as applicable.

In the discretion of the Committee and notwithstanding subsection (c)(i) above or any other Plan provision, outstanding Stock Options and Stock Appreciation Rights (both exercisable and unexercisable) may be cancelled at the time of the Change of Control in exchange for cash, property, or a combination thereof that is determined by the Committee to be at least equal to the excess (if any) of the value of the consideration that would be received in such Change of Control by the holders of Common Stock, over the exercise price for such Awards. For purposes of clarification, by operation of this provision Stock Options and Stock Appreciation Rights that would not yield a gain at the time of the Change of Control under the aforementioned equation would not be eligible to be exchanged for any consideration and are subject to cancellation without consideration. Furthermore, the Committee is under no obligation to treat Awards and/or Employee Participants uniformly and has the discretionary authority to treat Awards and Employee Participants disparately.

(e)	If in the event of a Change of Control and to the extent outstanding Awards are assumed by any successor corporation, affiliate thereof, person or other entity, or are replaced with awards that, solely in the discretionary judgment of the Committee preserve the existing value of outstanding Awards at the time of the Change of Control and provide for vesting payout terms, and performance goals, as applicable, that are at least as favorable to Participants as vesting, payout terms and Performance Goals applicable to Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms, subject to Subsection 11(b) hereof.

12.	ADMINISTRATION OF THE PLAN

(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section.

(b)	Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more outside, disinterested members of the Board who, in the judgment of the Board, are qualified to administer the Plan as contemplated by Rule 16b-3 of the 1934 Exchange Act, Section 162(m) and the regulations thereunder (or any successors thereto), and any rules and regulations of a stock exchange on which Common Stock is traded.

(c)	Powers of Committee. The authority to manage and control the operations and administration of the Plan shall be vested in the Committee, subject to the following:

(i)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the eligible Company employees those persons who shall receive

Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares or amounts covered by the Awards, to establish the terms, conditions, performance criteria, performance period, restrictions, and other provisions of such Awards, to specify that the Participant’s rights, payments, and benefits with respect to Awards shall be subject to adjustment, acceleration (notwithstanding any default minimum vesting requirements set forth in the Plan), reduction, cancellation, forfeiture, or recoupment under certain circumstances, and (subject to the restrictions imposed by Section 12) to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant. Such terms and conditions may be evidenced by an agreement (“Award Agreement”), which need not require execution by the Participant, in which case acceptance of the Award shall constitute agreement by the Participant with all its terms, conditions, limitations and forfeiture provisions.

(ii)	The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(iii)	The Committee will have the authority and discretion to interpret the Plan, Award Agreements, and any other documents ancillary thereto, to establish, modify, and rescind any rules relating to the Plan, to determine the terms and provisions of any Award Agreements made pursuant to the Plan, to correct any technical defect(s) or omission(s) in connection with the Plan, Award Agreement, and any other documents ancillary thereto, reconcile any technical inconsistencies in connection with the Plan, Award Agreement, and any other documents ancillary thereto, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(iv)	Any interpretation of the Plan, Award Agreements, and any other documents ancillary thereto, by the Committee and any decision made by it under the Plan, Award Agreements, and any other documents ancillary thereto, is final and binding. There is no obligation for uniformity or consistency of treatment of Participants or Awards under the Plan.

(v)	The Committee will have exclusive authority and discretion to decide how outstanding Awards will be treated, and is empowered to make all elections among possible options, consistent with Sections 11(c) and (d).

(d)	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(e)	Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. Such form may establish other rules as the Committee deems appropriate. If no beneficiary has been designated by a deceased Participant, or if all the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

13.	AMENDMENTS OF THE PLAN

The Committee may from time to time prescribe, amend and rescind rules relating to the Plan. Subject to the approval of the Board of Directors, where required, the Committee may at any time terminate, amend, or suspend the operation of the Plan, provided that no action shall be taken by the Board of Directors or the Committee without the approval of the shareholders which would:

(a)	except as provided in Section 5(d), materially increase the number of shares which may be issued under the Plan;

(b)	permit granting of Stock Options or Stock Appreciation Rights at less than Fair Market Value;

(c)	except as provided in Section 5(d), permit the repricing (as described in Section 6(c)) of outstanding Stock Options or Stock Appreciation Rights; or

(d)	amend the individual limits on awards set forth in Sections 5(b) or 5(c) which may be granted to any single Employee or Non-Employee Director Participant.

No termination, modification, suspension, or amendment of the Plan shall alter or impair the rights of any Participant pursuant to an outstanding Award, in any material respect, without the consent of the Participant. There is no obligation for uniformity of treatment of Participants or Awards under the Plan.

14.	FOREIGN JURISDICTIONS

Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan and/or to comply with provisions of the laws in countries outside the United Sates in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Persons (if any) employed by the Company outside the United States should participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Persons, and (iii) establish sub-plans, modified Option exercise procedures and other Award terms, conditions and procedures to the extent such actions may be necessary or advisable to comply with provisions of the laws in such countries outside the United States in order to assure the lawfulness, validity and effectiveness of Awards granted under the Plan.

15.	TRANSFERABILITY OF AWARDS

Except as otherwise provided by rules of the Committee, no Stock Options or Stock Appreciation Right shall be transferable by a Participant otherwise than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution, and such Stock Options or Stock Appreciation Right shall be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. Except as otherwise provided in Sections 8 or 9, no shares of Restricted Stock, no Restricted Stock Units and no Performance Awards shall be sold, exchanged, transferred, pledged or otherwise disposed of during the restricted period. The Committee shall not permit, and an Award Agreement shall not provide for, any outstanding Award to be transferred or transferable to a third party for value or consideration.

16.	NON-ALIENATION OF RIGHTS AND BENEFITS

Subject to Sections 15 and 19, and the rights of the Company and the Committee established under the Plan’s terms, no right or benefit under the Plan shall be subject to alienation, sale, assignment, pledge, or encumbrance and any attempt to do so shall be void. No right or benefit under the Plan be subject to the debts, contracts, liabilities or torts of the person entitled to such rights or benefits.

17.	LIMITATION OF LIABILITY OR OBLIGATION OF THE COMPANY

Nothing in the Plan shall be construed

(a)	to give any employee of the Company any right to be granted any Award other than at the sole discretion of the Committee;

(b)	to give any Participant any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

(c)	to limit in any way the right of the Company or any Subsidiary to terminate, change or modify, with or without cause, the employment of any Participant at any time; or

(d)	to be evidence of any agreement or understanding, express or implied, that the Company or any Subsidiary will employ any Participant in any particular position at any particular rate of compensation or for any particular period of time.

Payments and other benefits received by a Participant under an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement.

18.	NO LOANS

The Company shall not lend money to any Participant to finance a transaction under this Plan.

19.	CLAWBACK POLICY

Awards are specifically made subject to the Company’s Executive Compensation Clawback Policy, as it is amended from time to time, to the full extent said Policy is applicable.

20.	NOTICES

All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:

Attention: Corporate Compensation

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, MN 55426